Urstadt Biddle Properties Inc. Announces Redemption of Series E Preferred Stock

Company Release - 10/22/2012 16:36

GREENWICH, Conn. – (BUSINESS WIRE) – Urstadt Biddle Properties Inc. (NYSE: UBA) (the “Company”), a self-administered equity real estate investment trust, today announced that it will redeem all the issued and outstanding shares of its 8.50% Series E Senior Cumulative Preferred Stock on November 21, 2012.  The Series E Preferred Stock will be redeemed at a price of $25.77 per share. Under the Articles Supplementary that created the Series E Preferred Stock, this represents a make-whole price for the early redemption prior to the fifth anniversary of the issuance of the shares.  The make-whole price above excludes the $0.53125 per share dividend payable on October 31, 2012 to holders of record of the Series E Preferred Stock as of October 19, 2012.  That dividend will be paid on the regular payment date, prior to the redemption date.

Prior to the redemption date, the Company intends to set aside funds to pay the make-whole price, including accrued and unpaid dividends through the redemption date.  When the Company sets aside the funds, further dividends will cease to accrue on the shares of Series E Preferred Stock.

There are currently 2,400,000 shares of Series E Preferred Stock issued and outstanding.

The redemption agent/paying agent is Computershare Trust Company, N.A.  The agent may be reached, and shares surrendered for payment, at Computershare Trust Company, N.A., c/o Computershare Inc., 250 Royall Street, Canton, MA 02021; Attention:  Reorganization Department.

Notice of redemption is being mailed to the holder of the Series E Preferred Stock on or about October 22, 2012.

About Urstadt Biddle Properties Inc.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1970. Urstadt Biddle Properties Inc. owns or has equity interests in 54 properties containing approximately 4.9 million square feet of space and has paid 172 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Safe Harbor/Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Urstadt Biddle Properties Inc.

Willing L. Biddle, President

John T. Hayes, CFO

203-863-8200

Source: Urstadt Biddle Properties Inc.